Exhibit 10.48

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

November 6, 2018

[*]

Re: Offer of Employment

Dear Asha:

This letter is to confirm our offer to you for the position of Chief Medical Officer (CMO) reporting to Mark Baker – Chief Executive Officer (CEO) with Progenics Pharmaceuticals, Inc. This position includes the following compensation and benefits package:

Salary: $18,750.00 semi-monthly ($450,000.00 per year). Payday is the 15th and the last day of each month.

Equity Participation: You may be granted an option to purchase 125,000 shares of Progenics’ Common Stock. This grant is subject to approval by the Compensation Committee of the Company’s Board of Directors at its next meeting. The exercise price of the option will be the closing price per share of Progenics’ Common Stock on the day the option is granted. The option will expire ten years from the date of grant and will be subject to the terms of the Company’s Stock Incentive Plan. You will receive an option agreement setting forth the specific terms of your option grant.

Annual Bonus Plan: You will be eligible to participate in the Company Bonus Plan. Bonuses are based on Corporate and Individual Goal achievement. Your target bonus is 40%.

Sign-on bonus: You will be entitled to a sign-on bonus of $25,000 to be paid within one month of your start date. The full amount of the sign-on bonus will be due back to the Company if you unilaterally terminate your employment within 180 days of your start date.

Relocation Reimbursement: You are eligible to receive up to $25,000.00 of reimbursement for moving expenses. Moving expenses will be defined in accordance to the IRS standards. To qualify for the reimbursement you must relocate with in the first 6 months of employment with Progenics. For further information regarding relocation reimbursement please contact Ria Barrett – Associate Director, Human Resources.

Benefits: Participation in Progenics’ Medical, Dental, Vision, 401(k), and other benefit plans that are available for all professional employees. The Company currently matches 50% of employee’s 401(k) contributions between 1% and 10% of compensation.

You will accrue 20 days of Paid Time Off (PTO) per year, prorated your first year from your start date.

Tuition Reimbursement: Reimbursement for tuition for all pre-approved course work at accredited institutions as described in the Company’s Employee Resource Guide.

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Performance & Salary Reviews: Your performance will be assessed under our normal performance management cycle. You will receive a performance and salary review at the end of each calendar year beginning 2020.

Immigration Law: The Immigration Reform and Control Act of 1986 (IRCA) requires that Progenics, like all employers, verify the employment authorization of every employee hired in order to determine if the individual is legally authorized to work in the United States. The verification process requires that all new employees complete and sign an Employment Eligibility Verification Form (Form I-9) certifying United States citizenship or authorization to work in the United States. It also requires that employers examine specific documents that the employee must provide within two days of starting work or within twenty days if proof is presented that request has been made to the appropriate agency for the necessary documents.

As we have explained, the above offer is contingent on your successful completion of full background verification and the signing of the enclosed statements of basic information about which all new employees ought to be aware. This offer does not constitute a contract of employment. Please confirm your acceptance of this offer by signing and dating this letter and returning it to the Associate Director, Human Resources, Ria Barrett marked Personal & Confidential. I look forward to your joining Progenics on or before January 7th, 2019.

Very truly yours,

/s/ Mark Baker

Mark R. Baker

Chief Executive Officer

Progenics Pharmaceuticals, Inc.

I confirm my acceptance of employment with Progenics Pharmaceuticals, Inc. subject to the terms and conditions of employment as set forth herein.

/s/ Asha Das	November 7, 2018
Asha Das	Date

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